RULE 12B-1 PLAN

     Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), this 12b-1 Plan (the "Plan") has been adopted for Class A and Class C shares of each series (each a "Fund" and collectively, the "Funds") of the Claymore Equity Trust (the "Trust") by a majority of the members of the Trust's Board of Trustees (the "Board"), including a majority of the Trustees who are not "interested persons" of the Trust as defined in the Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Independent Trustees") at a meeting called for the purpose of voting on this Plan.

     1. Compensation. Each Fund will pay to Claymore Securities, Inc. ("Claymore") at the end of each calendar month a distribution services fee computed at the rate of 0.75% of the average daily net assets attributable to the Class C shares of each Fund, respectively. Claymore may compensate various financial service firms appointed by Claymore ("Firms") in accordance with the provisions of the Trust's Distribution Agreement for Class C shares (the "Distribution Agreement") for sales of shares at the fee levels provided in each Fund's prospectus from time to time. Claymore may pay other commissions, fees or concessions to Firms, and may pay them to others in its discretion, in such amounts as Claymore may determine from time to time. The distribution services fee shall be based upon average daily net assets of each Fund attributable to Class C shares and such fee shall be charged only to that Class. For the month and year in which this Plan becomes effective or terminates, there shall be an appropriate proration of the distribution services fee set forth herein on the basis of the number of days that the Plan, the Distribution Agreement and any agreement related to the Plan is in effect during the month and year, respectively. The distribution services fee shall be in addition to, and shall not be reduced or offset by, the amount of any contingent deferred sales charges received by Claymore.

     2. Additional Services. Pursuant to the terms of a Shareholder Services Agreement (the "Services Agreement"), Claymore provides information and administrative services for the benefit of each Fund and its shareholders. This Plan authorizes each Fund to pay Claymore the administrative services fee computed at an annual rate of up to 0.25% of the average daily net assets of Class A and Class C Shares of each Fund, respectively, as set forth in the Services Agreement. As described in the Services Agreement, Claymore may retain the fee for its services or may use the administrative services fee to compensate various Firms for providing such office space and equipment, telephone facilities, personnel or other services as may be necessary or beneficial for providing information and services to investors in each Fund. Such services and assistance may include, but are not limited to, establishing and maintaining accounts and records, processing purchase and redemption transactions, answering routine inquiries regarding each Fund and its special features, providing assistance to investors in changing dividend and investment options, account designations and addresses, and such other administrative services as the Funds or Claymore may reasonably request.

     3. Periodic Reporting. Claymore shall prepare reports for the Trust's Board of Trustees (the "Board") on a quarterly basis showing amounts paid to the various Firms pursuant to this Plan, the Services Agreement and any other related agreement, the purpose of such

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expenditure, and such other information as from time to time shall be reasonably requested by the Board.

     4. Continuance. The Plan shall continue in effect indefinitely for each share class, provided that such continuance is approved at least annually by a vote of a majority of the Board, and of the Independent Trustees, cast in person at a meeting called for such purpose or by vote of at least a majority of the outstanding voting securities of such class.

     5. Termination. The Plan may be terminated at any time with respect to any share class without penalty by vote of a majority of the Independent Trustees or by vote of the majority of the outstanding voting securities of that class.

     6. Amendment. The Plan may not be amended to increase materially the amount to be paid to Claymore by each Fund for distribution services or for services under the Services Agreement with respect to any share class without the vote of a majority of the outstanding voting securities of that class. All material amendments to this Plan must in any event be approved by a vote of a majority of the Board, and of the Independent Trustees, cast in person at a meeting called for such purpose or in any other manner permitted by the Act.

     7. Selection of Non-Interested Trustees. So long as the Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees who are not themselves interested persons.

     8. Recordkeeping. The Trust will preserve copies of the Plan, the Distribution Agreement, the Services Agreement and all reports made pursuant to Paragraph 3 above for a period of not less than six (6) years from the date of the Plan, the Distribution Agreement, the Services Agreement or any such report, as the case may be, the first two (2) years in an easily accessible place.

     9. Limitation of Liability. Any obligation of the Trust hereunder shall be binding only upon the assets of the Class A or Class C shares of each Fund and shall not be binding on any Trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the Trustees or shareholders of the Trust nor the adoption of the Plan on behalf of the Trust shall impose any liability upon any Trustee or upon any shareholder.

     10. Definitions. The terms "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Act and the rules and regulations thereunder.

     11. Severability; Separate Action. If any provision of the Plan shall be held or made invalid by a court decision, rule or otherwise, the remainder of the Plan shall not be affected thereby. Action shall be taken separately for the Class A or Class C shares as the Act or the rules thereunder so require.

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Adopted:  May 27, 2005

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